UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Consent Revocation Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Revocation Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

R. R. DONNELLEY & SONS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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This communication is not a solicitation of a proxy from any security holder of Moore Wallace Incorporated (“Moore Wallace”) or RR Donnelley & Sons Company (“RR Donnelley”). Moore Wallace and RR Donnelley intend to file a Joint Management Information Circular and Proxy Statement regarding the proposed transaction with the U.S. Securities and Exchange Commission (SEC) and the securities commissions or equivalent regulatory authorities in Canada. WE URGE INVESTORS IN RR DONNELLEY AND MOORE WALLACE TO CAREFULLY READ THE JOINT MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT RR DONNELLEY, MOORE WALLACE AND THE PROPOSED TRANSACTION. Investors will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, and at the website of the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) maintained by the Canadian Securities Administrator at www.sedar.com. Documents filed with the SEC by RR Donnelley will be available free of charge from Investor Relations, RR Donnelley, 77 West Wacker Drive, Chicago, IL 60601, Tel. (312) 326-8926. In addition, documents filed with the SEC by Moore Wallace will be available free of charge from Moore Wallace, One Canterbury Green, Stamford, CT 06901, Attention: Investor Relations, Tel. (203) 406-3749.

RR Donnelley, Moore Wallace and their executive officers and directors may be deemed to be participants in the solicitation of proxies from RR Donnelley and Moore Wallace security holders in favor of the proposed transaction. Information regarding the security ownership and other interests of RR Donnelley’s and Moore Wallace’s executive officers and directors will be included in the Joint Management Information Circular and Proxy Statement.

QUESTIONS & ANSWERS ABOUT THE TRANSACTION

What is the strategic rationale for the transaction?

The combination of Moore Wallace and RR Donnelley will create the world’s premier full-service global commercial printer, with over $8 billion in annual revenues, a leading position in North America and approximately 50,000 employees. The combination is currently valued at $6 billion, not including the assumption by RR Donnelley of $914 million in Moore Wallace debt, and has been unanimously approved by the Boards of Directors of both companies. Strategically, it is a perfect fit because the combined company will be able to provide a broader array of services and solutions to customers and in doing so, create new growth opportunities. The combined company will provide customers with the industry’s broadest array of high-quality, long- and short-run print products and solutions, from magazines, telephone directories, books, catalogs and inserts to billing statements, outsourced customer communications, highly personalized direct mail, premedia, print fulfillment, labels, collateral materials, forms and logistics services.

How does this transaction benefit the shareholders of both companies?

The transaction is compelling for the shareholders of both companies who will own nearly equal shares in a significantly stronger global competitor and will benefit from significant cost savings and enhanced growth opportunities. RR Donnelley will offer a unique value opportunity in the printing industry for shareholders of both companies. The purchase price represents an approximate 16% premium for Moore Wallace shareholders, based on the closing NYSE stock prices of both companies on November 7, 2003. RR Donnelley and Moore Wallace shareholders will own, respectively, 53% and 47% of the combined company. The transaction is expected to be immediately accretive to RR Donnelley’s earnings, and RR Donnelley will continue to pay its annual dividend of $1.04 per share.

How will this transaction benefit customers?

The combination will provide customers a strong global partner that can meet their full range of printing needs, from commercial print, direct mail, outsourced customer communication, forms, labels, fulfillment and distribution services to logistics and long run books, magazines, directories, catalogs and financial documents. With operations across North America, Europe, Latin America and Asia, the company has the scale to meet your needs in every key marketplace. Additionally, customers can expect to benefit from the combined commitment of the highest quality customer service.

Where will the combined company’s headquarters be located?

Corporate headquarters will be located in Chicago, IL.

What will be the name of the combined company?

The combined company will retain the RR Donnelley name.

Who is the CEO of the new RR Donnelley and what are his qualifications?

Mark Angelson will be CEO of the new RR Donnelley. Mr. Angelson is currently CEO of Moore Wallace. He brings an exceptional track record in delivering growth and value to shareholders and customers.

What are the terms of the transaction?

Moore Wallace shareholders will receive RR Donnelley shares based on a fixed exchange ratio of 0.63 of a RR Donnelley share per Moore Wallace share, or $17.66 per Moore Wallace share. The purchase price represents a 16% premium for Moore Wallace shareholders, based on Friday’s close. RR Donnelley recently increased its quarterly dividend.

Will this transaction force the company to lower the dividend?

No. RR Donnelley will continue to pay its annual dividend of $1.04 per share. The dividend policy is one of the selling points of the deal and has historically been important to RR Donnelley shareholders.

When do you expect the transaction to close?

We expect the transaction to close in the spring of 2004.